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                                                                    EXHIBIT 99.1

                                  NEWS RELEASE

                         ENZON ANNOUNCES PUBLIC OFFERING

    PISCATAWAY, NEW JERSEY, February 22, 2000, Enzon, Inc. (NASDAQ: ENZN) announced today that it has filed a registration statement with the Securities and Exchange Commission for a proposed offering of 2,000,000 shares of its common stock.

    The offering is being underwritten by Morgan Stanley Dean Witter, CIBC World Markets and SG Cowen Securities Corporation. The Company will grant the underwriters an option to purchase up to an additional 15% of the shares being offered at the public offering price, less an underwriting discount, solely to cover over-allotments.

    A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    A copy of the Prospectus relating to the offering may be obtained from Morgan Stanley Dean Witter, Attn: Prospectus Department, 1585 Broadway, New York, New York, 10036-8293, when available. The registration statement can also be viewed on the Internet at http://www.sec.gov.

    Enzon is a biopharmaceutical company developing advanced therapeutics for life-threatening diseases through the application of its proprietary drug delivery and targeting technologies, PEG Modification, Pro Drug/Transport technology and Single-Chain Antigen-Binding (SCA'r') protein technology. Enzon has several products in various stages of clinical development by itself and with partners, including PEG-INTRON with Schering-Plough, which is in Phase III clinical trials for malignant melanoma, chronic myelogenous leukemia and in combination treatment with Schering-Plough's product REBETOL'r' for the treatment for hepatitis C. Schering-Plough has filed for marketing approval in the U.S. and Europe for PEG-INTRON for the treatment of chronic hepatitis C. Enzon also has two products on the market, ONCASPAR, which is used to treat Acute Lymphoblastic Leukemia (ALL), and ADAGEN, a treatment for a form of Severe Combined Immunodeficiency Disease (SCID) commonly known as the 'Bubble Boy Disease.' Enzon develops and markets products on its own and through strategic alliances, which in addition to Schering-Plough Corporation include Alexion Pharmaceuticals, Inc., Baxter Healthcare Corporation, Bristol-Myers Squibb Company, Eli Lilly & Company, and Rhone-Poulenc Rorer Pharmaceuticals, Inc.

    Certain statements made in this press release related to potential government approvals, market potential, commercialization and sales revenues of medical products and biologics, as well as their therapeutic applications and outcomes, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may differ materially from those set forth in these statements. In addition, the economic, competitive, governmental, technological and other factors identified in the Company's filings with the Securities and Exchange Commission could affect such results.

    This release is also available at http://www.enzon.com